Exhibit 21.1
EMS Corporate Structure * These companies are Subsidiary Loan Parties.

# EMS Corporate Structure


EMS Technologies, Inc.
(a Georgia corporation)
LXE Inc.*
(Georgia)
NetSat 28, LLC
50.1% owned by EMS Technologies, Inc.
49.9% owned by Nation Net, LLC
(Delaware)
EMS Investment Holdings , Inc.*
(Delaware)
990834 Ontario Inc.
(Canada)
LXE Australia Pty, LTD
(Australia)
LXE Belgium NV
(Belgium)
LXE France SARL
(France)
LXE Gmbh
(Germany)
LXE Italia SRL
(Italy)
LXE Netherlands BV
(Netherlands)
LXE Scandanavia AB
(Sweden)
LXE Singapore
(Singapore)
LXE UK, LTD
(United Kingdom)
EMS Technologies Canada, Ltd.
(Canada)
EMS Pacific Pty, LTD
(Australia)
DSpace Pty. Ltd.
(Australia)
EMS SATCOM UK, LTD
(United Kingdom)

* These companies are Subsidiary Loan Parties.